Exhibit 99.11

CONSENT OF DEUTSCHE BANK SECURITIES INC.

May 17, 2011

Supervisory Board and Management Board

Deutsche Börse AG

Mergenthalerallee 61

65760 Eschborn

Germany

Re: Prospectus Supplement on Form 424 of Alpha Beta Netherlands Holding N.V.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated May 9, 2011, to the Supervisory Board and Management Board of Deutsche Börse AG as Annex 2 to the Prospectus Supplement on Form 424 of Alpha Beta Netherlands Holding N.V. filed May 17, 2011 and (ii) references made to our firm and such opinion in such Prospectus Supplement under the captions “3.2.1 Background of the Offer”, “4.4 Overall Own Assessment of the Fairness of the Consideration”, “4.4.1 Mandate of Deutsche Bank”, “4.4.4 Adequacy of the Consideration”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Prospectus Supplement.

/s/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.